Exhibit (a)(8)

EXECUTION COPY

ZM CAPITAL, L.P.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attention: Andrew Vogel

June 23, 2010

Alloy Media Holdings, L.L.C.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attn: Andrew Vogel

Telecopy: 212-223-1384

Ladies and Gentlemen:

This letter agreement sets forth the commitment of the undersigned (the “Equity Provider”), subject to the terms and conditions contained herein, to purchase the equity of Alloy Media Holdings, L.L.C., a newly formed limited liability company organized under the laws of the State of Delaware (“Parent”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among Alloy, Inc. (the “Company”), Parent and Lexington Merger Sub Inc., the Company will become a wholly owned subsidiary of Parent (the “Merger”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

This letter agreement is one of a series of substantially identical equity commitment letters (such other letters, the “Other Equity Commitments”) with others being made by each of Rosemont Solebury Co-Investment Fund, L.P., Rosemont Solebury Co-Investment Fund (Offshore), L.P., NPE Caspian I B, L.P., Hudson River Co-Investment Fund, L.P. and Private Equity Direct Partnership II (OP), LP (collectively, the “Other Investors” and together with the Equity Provider, the “Investors”) to Parent on the date hereof. If Parent enters into any similar equity commitment on substantially the terms hereof with any other co-investors after the date hereof, such co-investor shall be deemed an “Other Investor” and such equity commitment shall be deemed an “Other Equity Commitment” for purposes of this letter agreement.

1. Commitment. The Equity Provider hereby commits, subject to the terms and conditions set forth herein, on the Closing Date prior to the Effective Time, to purchase up to an amount of equity of Parent for an aggregate cash purchase price equal to $20 million (but not less than $15 million) (the “Commitment” and together with the Other Equity Commitments, the “Investor Commitments”) and otherwise for the same class of securities and purchase price per unit as is being purchased by the Other Investors (other than that class of units apportioned to ZM in accordance with their closing fee) in accordance with the terms of the Other Equity Commitments; provided, however, that the Equity Provider shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. In the event Parent does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter agreement may be reduced by Parent.

2. Conditions. The obligation of the Equity Provider to fund the Commitment shall be subject to (i) the satisfaction or waiver by Parent (in the manner determined by the Equity Provider as managing member of Parent) of the conditions to Parent’s obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the substantially simultaneous closing of the financing under the Debt Commitment Letter, (iii) the substantially simultaneous closing of an amount equal to the aggregate contributions contemplated by the Other Equity Commitments (as may be reduced pursuant to the terms hereof), (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement; provided, that the Merger Agreement is not amended to increase the merger consideration above $9.80 per share and (v) the entry into definitive agreements (including a limited liability company agreement) reflecting the terms and conditions set forth in the Alloy Media Holdings, L.L.C. Limited Liability Company Agreement Term Sheet attached to the Interim Investors Agreement and otherwise in form and substance reasonably satisfactory to the Equity Provider and the other parties thereto.

3. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this letter agreement by Equity Provider and to enforce specifically against Equity Provider the terms and provisions of this letter agreement, this being in addition to any other remedy which Parent is entitled at law or in equity. Parent shall have the right to specific performance of this letter agreement without having to prove actual damages and without the necessity of posting any bond or other security or having to establish that monetary relief would not provide an adequate remedy.

4. No Modification; Entire Agreement. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by Parent and the Equity Provider in writing. This letter agreement and that certain Interim Investors Agreement of even date herewith (the “Interim Investors Agreement”) by and among Parent and the Investors contain the entire agreement between the parties and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Provider or any of its Affiliates existing on the date hereof, on the one hand, and Parent or any of its Affiliates existing on the date hereof, on the other, with respect to the subject matter hereof and the transactions contemplated hereby. No transfer of any of Equity Provider’s rights or obligations hereunder shall be permitted without the prior written consent of Parent. Any purported transfer in violation of the preceding sentence shall be null and void.

5. Governing Law; Jurisdiction. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this letter agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this letter agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this letter agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

6. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.

7. Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8. No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under any provision of this letter agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to the Equity Provider and each of the Other Investors solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Investors or their Affiliates except with the prior written consent of Parent in each instance; provided that no such written consent is required for any disclosure of the existence or contents of this Agreement to the legal, financial and accounting advisors to Parent, Merger Subsidiary and each of the Investors, or any of their respective limited partners, or the extent required by the Merger Agreement, applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby, or to the extent the information is already publicly available, other than as a result of a breach of this Agreement by such Investor or its Affiliates.

10. Termination. This letter agreement, and the obligation of the Equity Provider to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time the obligation shall be discharged but subject to the performance of such obligations), (b) the termination of the Merger Agreement in accordance with its terms and (c) December 15, 2010; provided, however, that in each case, the Equity Provider shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.

11. Side Letters. Parent agrees that it has not entered into nor will enter into a side letter or similar agreement with any Other Investor that has the effect of establishing rights or otherwise benefiting such Other Investor in a manner more favorable in any respect than the rights and benefits established in favor of the Equity Provider pursuant to the terms hereof, the Alloy Media Holdings, L.L.C. Limited Liability Company Agreement Term Sheet and the Interim Investors Agreement, unless the Equity Provider will be entitled to the same rights and benefits granted under each such side letter or similar agreement. Any such side letter or similar agreement shall be provided to the Equity Provider immediately upon execution by the parties thereto.

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Sincerely,

ZM CAPITAL, L.P.

By:	ZM Capital Partners, L.L.C., its general partner

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Managing Member

[Signature Page to the ZM Capital, L.P. Commitment Letter]

Agreed to and accepted:

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

[Signature Page to the ZM Capital, L.P. Commitment Letter]